Exhibit 99.1

FOR IMMEDIATE RELEASE

Assisted Living Concepts, Inc. Enters into New $125 Million Credit Facility –
Substantially Reduces Collateralized Residences

MENOMONEE FALLS, WISCONSIN February 22, 2011

Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) announced today that it has entered into a five year, $125 million revolving credit agreement with U.S. Bank National Association, as administrative agent and collateral agent, Compass Bank, FirstMerit Bank, N.A., and Harris N.A., as documentation agents, and RBS Citizens, N.A. (the “U.S. Bank Credit Facility”). Interest rates applicable to funds borrowed under the U.S. Bank Credit Facility are based, at ALC’s option, at either a base rate (essentially equal to the prime rate) or a Eurodollar rate (essentially equal to LIBOR) plus a margin that varies according to a pricing grid based on a consolidated leverage test. The initial margin on base rate and Eurodollar rate loans are 1.75% and 2.75%, respectively. ALC and three of ALC’s subsidiaries that own 31 residences consisting of approximately 1,313 units have granted first priority security interests of each of the three subsidiaries including a perfected first priority mortgage on certain real properties providing an aggregate appraised value of at least $166.67 million. The appraised average per unit value was in excess of $130,000. The U.S. Bank Credit Facility will expire on February 18, 2016.
Simultaneous with the consummation of the U.S. Bank Credit Facility, ALC and General Electric Capital Corporation and the lenders and L/C Issuers party thereto terminated their $120.0 million credit agreement (the “GECC Credit Facility”). Initial proceeds of $50 million borrowed under the U.S. Bank Credit Facility were used to repay all outstanding amounts owed under the GECC Credit Facility. The GECC Credit Facility was secured by mortgage liens on certain of 64 residences consisting of approximately 2,814 units and by a lien against substantially all of the assets of ALC and its subsidiaries. The GECC Credit Facility was scheduled to mature in November 2011.  Interest accrued at a floating rate of LIBOR plus 1.50%.  There was no penalty related to the early termination of the GECC Credit Facility.

“We are pleased to have completed our new revolving credit agreement with U.S. Bank and their syndicate,” commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “In addition to the expanded size of the facility, we were able to substantially reduce the number of properties collateralizing the new credit facility. Properties included in the collateral pool were appraised at an average value in excess of $130,000 per unit. After completion of this transaction, we have 88 owned unencumbered properties in our portfolio.”

About Us

Assisted Living Concepts, Inc. and its subsidiaries operate 211 senior living residences comprising 9,305 units in 20 states. ALC’s senior living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,100 people.

Forward-looking Statements

Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations, including management’s expectations about improving occupancy and private pay mix, are forward-looking statements. Forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” ”indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release, other risks and uncertainties are contained in ALC’s filings with United States Securities and Exchange Commission and include, but are not limited to, the following: changes in the health care industry in general and the senior housing industry in particular because of governmental and economic influences; changes in general economic conditions, including changes in housing markets, unemployment rates and the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions and ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.

For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com